                                          Filed Pursuant to Rule 424(b)(2)
                                          Registration No. 33-63663

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 9, 1995)

                                  $250,000,000
                              TRAVELERS GROUP INC.
                       6 7/8% NOTES DUE FEBRUARY 15, 2098
                            ------------------------

    Travelers Group Inc. (the "Company") is offering $250,000,000 principal amount of its 6 7/8% Notes due February 15, 2098 (the "Notes"). Interest on the Notes is payable semiannually on February 15 and August 15, commencing August 15, 1998. The Notes will mature on February 15, 2098. The Notes are not redeemable prior to maturity except as set forth herein. Upon the occurrence of a Tax Event (as defined herein), the Company will have the right (x) to shorten the maturity of the Notes to the extent required so that the interest paid on the Notes will be deductible for United States federal income tax purposes or
(y) under certain circumstances to redeem the Notes in whole (but not in part) at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined herein) plus 35 basis points, together in either case with accrued interest to the date of redemption. See "Description of Notes."

    The Notes will be issued in fully registered form only in denominations of $1,000 or integral multiples thereof. The Notes will be initially represented by one or more global notes registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in Notes will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described herein. See "Description of Notes--Book-Entry Notes."

    Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Same-Day Funds Settlement System of DTC, and, to the extent that secondary market trading activity in the Notes is effected through the facilities of DTC, such trades will be settled in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                UNDERWRITING
                                              PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                             PUBLIC (1)       COMMISSIONS (2)      COMPANY (1)(3)
Per Note                                      99.020%              1.125%             97.895%
Total                                       $247,550,000         $2,812,500         $244,737,500

  (1) Plus accrued interest from February 15, 1998 to the date of delivery.
  (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (3) Before deducting expenses payable by the Company estimated to be $75,000.
                         ------------------------------

    The Notes are offered by the Underwriters named herein, subject to prior sale, when, as and if accepted by the Underwriters and subject to certain conditions. It is expected that delivery of the Notes in book-entry form will be made through the facilities of DTC, on or about February 20, 1998.

    This Prospectus Supplement together with the Prospectus may also be used by Smith Barney Inc., Salomon Brothers Inc, or any successor thereto (the "Salomon Smith Barney Subsidiaries"), each a subsidiary of the Company, in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any Salomon Smith Barney Subsidiary may act as principal or agent in such transactions.
                            ------------------------
SALOMON SMITH BARNEY

                  ABN AMRO CHICAGO CORPORATION

                                    BANCAMERICA ROBERTSON STEPHENS

                                                      CHASE SECURITIES INC.

February 17, 1998

    Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Notes, including over-allotment, stabilizing transactions and covering transactions. For a description of these activities, see "Underwriting."

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                            ------------------------

                                 CAPITALIZATION

    The following table sets forth the supplemental consolidated capitalization of the Company at September 30, 1997, after giving retroactive effect to the merger with Salomon Inc on November 28, 1997 in a transaction accounted for as a pooling of interests, and as adjusted to give effect to (i) the isssuance and sale of additional long-term debt of the Company and certain of its subsidiaries after September 30, 1997 through the date hereof, (ii) the issuance and sale of the Company's 5.864% Cumulative Preferred Stock, Series M, (iii) the conversion, on October 17, 1997, of $140 million face amount of the Series I Cumulative Convertible Preferred Stock of the Company into shares of common stock of the Company, (iv) the issuance and sale of Preferred Securities of certain subsidiary trusts of the Company, (v) the issuance and sale of the Notes, and
(vi) the application of the proceeds from the issuance and sale of long-term debt and Preferred Securities of certain subsidiaries of the Company to the repayment of investment banking and brokerage borrowings and short-term borrowings as if such transactions had occurred on September 30, 1997.

                                                                                          AT SEPTEMBER 30, 1997
                                                                                         ------------------------
                                                                                         OUTSTANDING  AS ADJUSTED
                                                                                         -----------  -----------
                                                                                          (DOLLARS IN MILLIONS)
Debt:
  Investment banking and brokerage borrowings..........................................   $  11,161    $   9,087
  Short-term borrowings................................................................       3,284        2,984
  Long-term debt.......................................................................      29,006       31,530
                                                                                         -----------  -----------
    Total debt.........................................................................      43,451       43,601
                                                                                         -----------  -----------
Redeemable Preferred Stock-Series I....................................................         420          280
                                                                                         -----------  -----------
Company or subsidiary obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debt securities of --
  TRV(1)...............................................................................       1,000        1,200
  TAP(2)...............................................................................         900          900
  Salomon Smith Barney(3)(4)...........................................................         345          745
Stockholders' equity:
  Preferred stock at aggregate liquidation value.......................................       1,250        1,450
  Common stock and additional paid-in capital (net of treasury stock)..................       3,314        3,454
  Retained earnings....................................................................      15,218       15,218
  Unrealized gain (loss) on investment securities......................................         930          930
  Other, principally unearned compensation.............................................        (438)        (438)
                                                                                         -----------  -----------
    Total stockholders' equity.........................................................      20,274       20,614
                                                                                         -----------  -----------
  Total capitalization.................................................................   $  66,390    $  67,340
                                                                                         -----------  -----------
                                                                                         -----------  -----------

------------------------------
(1) The sole asset of Travelers Capital I is $412,372,000 aggregate principal amount of 8% junior subordinated deferrable interest debentures of the Company due September 30, 2036. The sole asset of Travelers Capital II is $412,372,000 aggregate principal amount of 7 3/4% junior subordinated deferrable interest debentures due December 1, 2036. The sole asset of Travelers Capital III is $206,186,000 aggregate principal amount of 7 5/8% junior subordinated deferrable interest debentures due December 1, 2036. The sole asset of Travelers Capital IV is $206,186,000 aggregate principal amount of 6.85% junior subordinated deferrable interest debentures due January 22, 2038.
(2) The sole asset of TAP Capital I is $824,743,000 aggregate principal amount of 8.08% junior subordinated deferrable interest debentures of Travelers Property Casualty Corp. ("TAP") due April 30, 2036. The sole asset of TAP Capital II is $103,093,000 aggregate principal amount of 8% junior subordinated deferrable interest debentures of TAP due May 15, 2036.
(3) The sole asset of SI Financing Trust I is $355,700,000 aggregate principal amount of 9.25% Subordinated Debt Securities of Salomon Smith Barney Holdings Inc. ("Salomon Smith Barney") due June 30, 2026.
(4) The sole asset of SSBH Capital I is $412,372,000 aggregate principal amount of 7.200% junior subordinated deferrable interest debentures of Salomon Smith Barney due January 28, 2038.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                   NINE MONTHS
                                                                      ENDED                 YEAR ENDED DECEMBER 31,
                                                                  SEPTEMBER 30,    ------------------------------------------
                                                                      1997           1996       1995       1994       1993
                                                                -----------------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges............................           1.54           1.55       1.35       1.13       1.42


                                                                  1992
                                                                ---------
Ratio of earnings to fixed charges............................       1.40

------------------------

    The ratio of earnings to fixed charges has been computed by dividing earnings from continuing operations before income taxes and fixed charges by the fixed charges. For purposes of these ratios, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Notes will be used for general corporate purposes, which may include capital contributions to subsidiaries of the Company and/or the reduction or refinancing of borrowings of the Company or its subsidiaries. The Company expects that it will incur additional indebtedness in the future.

                              DESCRIPTION OF NOTES

    THE FOLLOWING DESCRIPTION OF THE TERMS OF THE NOTES OFFERED HEREBY (REFERRED TO IN THE PROSPECTUS AS THE "OFFERED SECURITIES") SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS OF SECURITIES SET FORTH IN THE PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. THE FOLLOWING SUMMARY OF THE NOTES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO AND TO THE INDENTURE REFERRED TO THEREIN.

    The Notes will be limited to $250,000,000 in aggregate principal amount, as a result of which, as of February 17, 1998, $450,000,000 aggregate principal amount of Securities remains currently available to be offered by the Company under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Notes will be issued in the form of one or more global notes (each, a "Book-Entry Note") registered in the name of DTC or its nominee, as described below. The Notes will bear interest from February 15, 1998, at the annual rate set forth on the cover page of this Prospectus Supplement and will mature on February 15, 2098. Interest will be payable semiannually on February 15 and August 15, commencing August 15, 1998, to the persons in whose names the Notes are registered at the close of business on the preceding February 1 or August 1, respectively. The Notes will not be redeemable prior to maturity except as set forth below under "-- Optional Redemption Upon Tax Event" and will not be subject to any sinking fund requirement.

    Principal of and interest on the Notes will be payable at the office or agency of the Company to be maintained in the Borough of Manhattan, The City of New York, initially at the principal corporate trust office of the Trustee, 101 Barclay Street, Corporate Trust Services Window, Lobby Level, New York, New York; PROVIDED, HOWEVER, that at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of holders of Notes. Notwithstanding the foregoing, payments of principal of and interest on Book-Entry Notes will be made as described below.

    The Indenture permits the defeasance of Securities or the defeasance of certain of the Company's obligations under the Indenture upon the satisfaction of the conditions described under "Description of Securities--Defeasance" in the Prospectus. The Notes are subject to these defeasance provisions.

CONDITIONAL RIGHT TO SHORTEN MATURITY UPON TAX EVENT

    The Company intends to deduct interest paid on the Notes for United States federal income tax purposes. However, there have been proposed tax law changes over the past year that, among other things, would have prohibited an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. While none of these proposals has become law, there can be no assurance that similar legislation affecting the Company's ability to deduct interest paid on the Notes will not be enacted in the future or that any such legislation would not have a retroactive effective date.

    Upon the occurrence of a Tax Event (as defined herein), the Company will have the right to shorten the maturity of the Notes to the minimum extent required, in the opinion of nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the Notes will be deductible for United States federal income tax purposes or, if such counsel is unable to opine definitively as to such a minimum period, the minimum extent so required as determined in good faith by the Board of Directors of the Company, after receipt of an opinion of such counsel regarding the applicable legal standards. There can be no assurance that the Company would not exercise its right to shorten the maturity of the Notes upon the occurrence of such a Tax Event or as to the period by which such maturity would be shortened. In the event that the Company elects to exercise its right to shorten the maturity of the Notes upon the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each holder of the Notes by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Notes. Such notice shall be effective immediately upon mailing.

    The Company believes that the Notes should constitute indebtedness for United States federal income tax purposes under current law and, in that case, an exercise of its right to shorten the maturity of the Notes would not be a taxable event to holders for such purposes. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the Notes will be a taxable event to holders for United States federal income tax purposes if the Notes are treated as equity for United States federal income tax purposes before the maturity is shortened, assuming that the Notes of shortened maturity are treated as debt for such purposes.

    "Tax Event" means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of
(a) any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action"), or (c) any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring on or after February 17, 1998, there is more than an insubstantial increase in the risk that interest paid by the Company on the Notes is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.

OPTIONAL REDEMPTION UPON TAX EVENT

    If a Tax Event occurs and in the opinion of nationally recognized independent tax counsel, there would, notwithstanding any shortening of the maturity of the Notes, be more than an insubstantial risk that interest paid by the Company on the Notes is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes, the Company will have the right, within 90 days following the occurrence of such Tax Event, to redeem the Notes in whole (but not in part), on not less than 30 or more than 60 days' notice mailed to holders of the Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 35 basis points, together in either case with accrued interest on the principal amount being redeemed to the date of redemption. On and after the redemption date, interest will cease to accrue on the Notes called for redemption. On or before any redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue (as defined herein), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined herein) for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker (as defined herein) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers (as defined herein) appointed by the Company.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations (as defined herein) for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of Salomon Brothers Inc, ABN AMRO Chicago Corporation, BancAmerica Robertson Stephens, Chase Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and their respective successors; PROVIDED, HOWEVER, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

    "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; PROVIDED, HOWEVER, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

BOOK-ENTRY NOTES

    The Notes will initially be issued in the form of one or more Book-Entry Notes, which will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, Book-Entry Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

    Principal and interest payments on the Notes represented by one or more Book-Entry Notes will be made by the Company to DTC or its nominee, as the case may be, as the registered owner of the related Book-Entry Note or Notes. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of Book-Entry Notes, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Book-Entry Notes as shown on the records of DTC. Neither the Company nor the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of Book-Entry Notes, or for maintaining, supervising or reviewing any records relating to such beneficial interests. The Company also expects that payments by participants to owners of beneficial interests in Book-Entry Notes held through such participants will be governed by standing customer instructions and customary practices, as is the case with securities registered in "street name." Such instructions will be the responsibility of such participants.

    If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in certificated form in exchange for beneficial interests in the Book-Entry Notes. In addition, the Company may at any time determine not to have its Notes represented by one or more Book-Entry Notes, and, in such event, will issue Notes in certificated form in exchange for beneficial interests in Book-Entry Notes. In any such instance, an owner of a beneficial interest in a Book-Entry Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

    The Notes are expected to trade in the Same-Day Funds Settlement System of DTC until maturity, and, to the extent that secondary market trading activity in the Notes is effected through the facilities of DTC, such trades will be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Terms Agreement dated February 17, 1998, which incorporates by reference the Underwriting Agreement Basic Provisions dated January 12, 1993 (together, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

UNDERWRITER                                                                                       PRINCIPAL AMOUNT
------------                                                                                      ----------------
Salomon Brothers Inc............................................................................   $   62,500,000
ABN AMRO Chicago Corporation....................................................................       62,500,000
BancAmerica Robertson Stephens..................................................................       62,500,000
Chase Securities Inc............................................................................       62,500,000
                                                                                                  ----------------
  Total.........................................................................................   $  250,000,000
                                                                                                  ----------------
                                                                                                  ----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes if any are taken.

    The Underwriters propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .675% of the principal amount under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount to certain other dealers. After the public offering, the public offering price and the concession may be changed by the Underwriters.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Underwriters may engage in over-allotment, stabilizing transactions and covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

    The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

    Certain of the Underwriters and their affiliates may engage in transactions (which may include commercial banking transactions) with and perform services for the Company or one or more of its affiliates in the ordinary course of business.

    This Prospectus Supplement, together with the Prospectus, may also be used by any Salomon Smith Barney Subsidiary in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any Salomon Smith Barney Subsidiary may act as principal or agent in such transactions.

                                 LEGAL OPINIONS

    The validity of the Notes offered hereby will be passed upon for the Company by Stephanie B. Mudick, counsel for the Company, 388 Greenwich Street, New York, New York 10013 and for the Underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092. Ms. Mudick, Deputy General Counsel of the Company, beneficially owns, or has rights to acquire under the Company's employee benefit plans, an aggregate of less than 1% of the common stock of the Company. Dewey Ballantine LLP has from time to time acted as counsel for the Company and certain of its subsidiaries and may do so in the future. A member of Dewey Ballantine LLP participating in this matter is the beneficial owner of shares of the Company's common stock.

PROSPECTUS


                              TRAVELERS GROUP INC.


                                Debt Securities


                              -------------------

     Travelers Group Inc. (the "Company") may offer from time to time its debt securities (the "Securities"), on terms to be determined at the time of sale, at an aggregate initial offering price not expected to exceed $1,000,000,000 or its equivalent in foreign currencies or composite currencies based on the applicable exchange rate at the time of offering. The Securities may be issued in one or more series with the same or various maturities. The specific designation, the aggregate principal amount, the maturity, the purchase price, the denominations, the currency, the rate (which may be fixed or variable) and time of payment of any interest, any sinking fund, any terms of redemption at the option of the Company or the holder, and other specific terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities") are set forth in an accompanying prospectus supplement (the "Prospectus Supplement"), together with the terms of offering of the Offered Securities.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

     The Offered Securities sold by the Company will be sold directly, or through agents designated from time to time or through underwriters or dealers, which may be a group of underwriters represented by one or more firms. If any agents of the Company or any underwriters are involved in the sale by the Company of Offered Securities, the names of such agents or underwriters and any applicable fee, commission, purchase price or discount arrangements with them will be set forth, or will be calculable from the information set forth, in the Prospectus Supplement. The net proceeds to the Company from such sale will be set forth in the Prospectus Supplement. The Company may also sell Offered Securities directly to investors on its own behalf. This Prospectus, together with an appropriate Prospectus Supplement, may also be used by Smith Barney Inc. ("Smith Barney"), a subsidiary of the Company, in connection with offers and sales of the Offered Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Smith Barney may act as principal or agent in such transactions.

November 9, 1995

     No person is authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or Smith Barney. This Prospectus does not constitute an offer of any securities other than the securities to which this Prospectus relates, or an offer to any person in any jurisdiction where such offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of the Company or its subsidiaries since the date hereof.

     FOR NORTH CAROLINA PURCHASERS: These securities have not been approved or disapproved by the Commissioner of Insurance for the State of North Carolina, nor has the Commissioner ruled upon the accuracy or adequacy of this Prospectus.

                              -------------------
                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at: Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Stock Exchange Incorporated (the "PSE"), and such reports, proxy statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and the PSE, 301 Pine Street, San Francisco, California 94104, and 233 South Beaudry Avenue, Los Angeles, California 90012.

                              -------------------

     The Company has filed with the Commission Registration Statements on Form S-3 under the Securities Act of 1933, as amended (the "Act") with respect to the Offered Securities. For further information with respect to the Offered Securities, reference is made to the Registration Statements and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Company's Registration Statements, each such statement being qualified in all respects by such reference.

                              -------------------

     IN CONNECTION WITH THE OFFERING OF CERTAIN OF THE OFFERED SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH OFFERED SECURITIES OR OTHER SECURITIES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

       1. Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1994, as amended.

       2. Quarterly Reports of the Company on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995.

       3. Current Reports of the Company on Form 8-K dated May 9, 1995 (filed May 9, 1995), May 9, 1995 (filed May 11, 1995), May 25, 1995, June 25,
     1995, September 14, 1995 and October 2, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of (i) the termination of offering of Offered Securities hereby and
(ii) the date on which Smith Barney   ceases offering and selling Offered
Securities pursuant to this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in an accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in the Registration Statements of which this Prospectus forms a part other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Corporate Communications and Investor Relations, Travelers Group Inc., 388 Greenwich Street, New York, New York 10013; telephone (212) 816-8000.

                                     THE COMPANY

     The Company is a financial services holding company engaged, through its subsidiaries, principally in four business segments: Investment Services, Consumer Finance Services, Life Insurance Services and Property & Casualty Insurance Services.

     The Company's Investment Services segment consists of investment banking, asset management, brokerage and other financial services provided through Smith Barney Holdings Inc. and its subsidiaries. The Company's Consumer Finance Services segment includes consumer lending (including secured and unsecured personal loans, real estate-secured loans and consumer goods financing), and credit card and credit-related insurance services provided through Commercial Credit Company and its subsidiaries. The Company's Life Insurance Services segment includes individual life insurance, annuities and pension programs which are offered primarily through The Travelers Insurance Company and the Primerica Financial Services group of companies, including Primerica Life Insurance Company. The Company's Property & Casualty Insurance Services segment provides insurance products including workers' compensation, liability, automobile, property and multiple-peril. In addition, this segment provides various forms of professional liability insurance, including directors' and officers' liability and medical malpractice insurance, product liability, fidelity bonds, commercial umbrella and excess insurance, excess property insurance, coverages relating to the entertainment and transportation industries, and standard commercial property and casualty products. Property and casualty insurance policies are issued primarily by The Travelers Indemnity Company and its subsidiary and affiliated property-casualty insurance companies, including Gulf Insurance Company.

     In addition to its four business segments, the Company's Corporate and Other segment consists of unallocated expenses and earnings primarily related to interest, corporate administration, and certain corporate investments. This segment has also included the Company's 27% equity interest in The Travelers Corporation ("old Travelers") (1993), lines of business retained from the sale in 1993 of Voyager Group, Inc. and its affiliates (1993 and 1992), and the Company's interest in Fingerhut Companies, Inc. (1992), a direct marketing business.

     In July 1993, the Company and certain of its subsidiaries acquired substantially all of the assets and assumed certain of the liabilities of the domestic retail brokerage business and the asset management business of Shearson Lehman Brothers Inc. As a result of this acquisition, Smith Barney Holdings Inc., a wholly owned subsidiary of the Company, became one of the largest retail brokerage firms in the United States.

     On December 31, 1993, the Company acquired the approximately 73% of the common stock of old Travelers it did not already own, through the merger of old Travelers into the Company (the "Merger"). The Company's results of operations for periods prior to the Merger incorporated by reference in this Prospectus do not include those of old Travelers, other than for the equity in earnings relating to the 27% previously owned.

     On January 3, 1995, the Company completed the sale of its group life and related businesses to Metropolitan Life Insurance Company ("MetLife"). The purchase price for the group life business was $350 million. In connection with the sale, the Company agreed to cede to MetLife 100% of its risks in the businesses sold on an indemnity reinsurance basis, effective January 1, 1995.

     Also on January 3, 1995, the Company and MetLife, and certain of their subsidiaries, contributed their medical businesses to The MetraHealth Companies, Inc. ("MetraHealth"), a newly formed joint venture, in exchange for shares of common stock of MetraHealth. The Company's total contribution to MetraHealth amounted to approximately $483 million at carrying value. On October 3, 1995 the Company completed the sale to United HealthCare Corporation of the approximately 48% of the capital stock of MetraHealth that it owned. The Company received $831 million in cash from the sale and may receive up to an additional $169 million if a contingency payment based on 1995 results is made. The gain to the Company, not including the contingency payment, will be approximately $100 million after tax and will be recognized in the fourth quarter of 1995.

     The principal offices of the Company are located at 388 Greenwich Street, New York, New York 10013, telephone (212) 816-8000. The Company was incorporated in Delaware in 1988.


                          RATIO OF EARNINGS TO FIXED CHARGES
                                                        Year Ended December 31,
                         Six Months Ended     ----------------------------------------
                           June 30, 1995      1994(1)   1993    1992(2)   1991   1990
                         ----------------     ----      ----    ----      ----   ----
Ratio of earnings
  to fixed charges..............2.02          2.32      2.79    2.63      1.85   1.56


----------------
(1) During the second quarter of 1995 as a result of the Company's agreement to sell its interest in The MetraHealth Companies, Inc., certain operations have been classified as discontinued operations and, accordingly, the 1994 ratio has been restated.
(2) Included in earnings from continuing operations before income taxes (used in this computation) is a net gain of $216.8 million from the sale of the Company's ownership interests in Margaretten & Company, Inc., Fingerhut Companies, Inc. and other affiliated companies. Without giving effect to this net gain, the ratio of earnings to fixed charges for 1992 would have been 2.33.


     The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges by the fixed charges. For the purpose of this ratio, earnings available for fixed charges consist of pre-tax income from continuing operations adjusted for undistributed earnings of investees carried on the equity basis of accounting and minority interest and fixed charges; and fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.


                                   USE OF PROCEEDS

     Unless otherwise indicated in an accompanying Prospectus Supplement with respect to the proceeds from the sale of the particular Offered Securities, the Company intends to apply the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include capital contributions to subsidiaries of the Company and/or the reduction or refinancing of borrowings of the Company or its subsidiaries. If proceeds are to be applied to reduce or refinance outstanding borrowings, the Prospectus Supplement will include additional information relating to such borrowings.


                              DESCRIPTION OF SECURITIES

     The following description of the terms of the Securities sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of any Offered Securities and the extent, if any, to which such general provisions may apply to the Securities so offered will be described in the Prospectus Supplement relating to such Securities.

     The Securities will be issued under an indenture, between the Company and a trustee, that has been or will be filed as an exhibit to or incorporated by reference in the Registration Statements of which this Prospectus forms a part. Unless otherwise indicated in an accompanying Prospectus Supplement, the Securities will be issued under an Indenture dated as of March 15, 1987, between Primerica Corporation, a New Jersey corporation ("old Primerica") and The Bank of New York, as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of December 15, 1988, among old Primerica, Primerica Holdings, Inc. ("Primerica Holdings") and the Trustee, the Second Supplemental Indenture dated as of January 31, 1991, between Primerica Holdings and the Trustee and the Third Supplemental Indenture dated December 9, 1992, among Primerica Holdings, the Company (f/k/a Primerica Corporation) and the Trustee (the indenture as so supplemented is hereinafter referred to as the "Indenture"). The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, a copy of which has been incorporated by reference or filed as an exhibit to the Registration Statements of which this Prospectus forms a part. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the Indenture. Parenthetical section references refer to sections of the Indenture.

General

     The Securities will be unsecured general obligations of the Company. As a holding company, the Company's sources of funds are derived principally from sales of assets and investments, and advances and dividends from subsidiaries, certain of which are subject to regulatory considerations. The Indenture provides that the Securities and other unsecured debt securities of the Company, without limitation as to aggregate principal amount, may be issued in one or more series, and a single series may be issued at various times, with different maturity dates and different interest rates, in each case as authorized from time to time by the Company.

     One or more series of the Securities may be issued with the same or various maturities at par or at a discount. Federal income tax consequences and other special considerations applicable to any Securities issued by the Company at a discount ("Original Issue Discount Securities") will be described in the Prospectus Supplement relating thereto.

     Reference is made to the Prospectus Supplement relating to Offered Securities for the following terms thereof, where applicable:

          (1)  the designation of the Offered Securities;

          (2) any limit on the aggregate principal amount of the Offered Securities;

          (3) the percentage of the principal amount representing the price for which the Offered Securities shall be issued;

          (4) the date or dates on which the principal of the Offered Securities shall be payable;

          (5) the rate or rates per annum (which may be fixed or variable) at which the Offered Securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

          (6) the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, and the date or dates on which any such interest shall be payable and any record dates therefor;

          (7) if other than in United States dollars, the currency or currency unit in which payment of principal of, premium, if any, and any interest on the Offered Securities shall be payable;

          (8) if the amount of payment of principal of, premium, if any, or any interest on the Offered Securities may be determined with reference to an index or formula based on a currency or currency unit other than that in which the Offered Securities are stated to be payable, the manner in which such amounts shall be determined;

          (9) if the principal of, premium, if any, or any interest on the Offered Securities is to be payable at the election of the Company or a holder thereof in a currency or currency unit other than that in which the Offered Securities are stated to be payable, the periods within which and the terms upon which such election may be made;

          (10) the place or places where the principal of, premium, if any, and any interest on the Offered Securities shall be payable;

          (11) the price or prices at which, the period or periods within which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Company;

          (12) the obligation, if any, of the Company to redeem, purchase or repay the Offered Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

          (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities payable upon declaration of acceleration of the maturity of the Offered Securities;

          (14) provisions, if any, for the discharge of the Company's indebtedness and obligations or termination of certain of its obligations under the Indenture with respect to the Offered Securities by deposit of funds or United States government obligations;

          (15)  whether the Offered Securities are to be issued in whole or in part in the form of a Global Security and the terms and conditions, if any, upon which such Global Security or Securities may be exchanged in whole or in part for other definitive Securities;

          (16) the date as of which any Global Security shall be dated if other than the original issuance of the first Offered Security to be issued; and

          (17) any other terms of the Offered Securities not inconsistent with the provisions of the Indenture (Section 2.02).

     Under the Indenture, the Company may authorize the issuance and provide the terms of a series of Securities pursuant to a supplemental indenture or pursuant to a resolution of its Board of Directors, any duly authorized committee of the Board or any committee of officers or other representatives of the Company duly authorized by the Board of Directors for such purpose. The provisions of the Indenture described above provide the Company with the ability, in addition to the ability to issue Securities with terms different from those of Securities previously issued, to "reopen" a previous issue of a series of Securities and to issue additional Securities of such series.

     The Securities will be issued only in registered form. Securities of a series may be issuable in the form of one or more Global Securities, as described below under "Global Securities." Unless otherwise provided in the Prospectus Supplement accompanying this Prospectus, Securities denominated in United States dollars will be issued only in denominations of $1,000 and integral multiples thereof (Section 2.01). The Prospectus Supplement relating to Offered Securities denominated in a foreign or composite currency will specify the denomination thereof (Section 2.02).

     The Securities may be presented for exchange, and Securities (other than a Global Security) may be presented for registration of transfer at the principal corporate trust office of the Trustee in The City of New York. No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. All Securities presented for registration of transfer or exchange shall (if so required by the Company or the Trustee) be duly endorsed by, or accompanied by a written instrument or instruments of transfer (in form satisfactory to the Company and the Trustee) duly executed by, the registered holder or his attorney duly authorized in writing (Section 2.05).

Payment and Paying Agents

     Payment of principal of and premium, if any, on the Securities (other than a Global Security) will be made in the designated currency against surrender of such Securities at the principal corporate trust office of the Trustee in The City of New York. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Securities will be made to the person in whose name such Security is registered at the close of business on the Record Date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the principal corporate trust office of the Trustee in The City of New York, or by a check mailed to the holder at such holder's registered address (Sections 2.01 and 5.02).

Global Securities

     The Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement relating to such series (Section 1.02).

     The specific terms of the depository arrangement with respect to a series of Offered Securities will be described in the Prospectus Supplement relating to such series. Unless otherwise indicated in any accompanying Prospectus Supplement, the following provisions will apply to any depository arrangements.

     Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee. Except as set forth below or in an accompanying Prospectus Supplement, Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

     DTC has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for persons that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own interests in securities held by DTC only through participants.

     Upon the issuance by the Company of a Global Security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Global Security to the accounts of participants. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in Global Securities will be shown on, and the transfer of such interests will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) or by participants or persons that may hold interests through participants (with respect to beneficial interests of beneficial ownership). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in Global Securities.

     So long as DTC or its nominee is the registered owner of the Global Securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Securities for all purposes under the Indenture. Except as provided in an accompanying Prospectus Supplement, owners of beneficial interests in Global Securities will not be entitled to have Securities represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of such Securities in certificated form and will not be considered the owners or holders thereof under the Indenture.

Covenants

     Limitations on Liens. The Company has agreed that it will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Significant Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that each series of Securities issued under the Indenture (together with, if the Company shall so determine, any other indebtedness or obligations of the Company or any Subsidiary ranking equally with such Securities and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary (Section 5.04).

     Limitations on Mergers and Sales of Assets. The Company has agreed that it will not enter into a merger or consolidation with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation unless (i) either the Company is the continuing corporation, or the successor corporation (if other than the Company) expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the Indenture (in which case, except in the case of such a lease, the Company will be discharged therefrom) and (ii) immediately thereafter, the Company or the successor corporation (if other than the Company) would not be in default in the performance of any covenant or condition of the Indenture (Sections 5.05 and 14.01).

     Certain Definitions. The term "Significant Subsidiary" means a Subsidiary, including its Subsidiaries, which meets any of the following conditions: (i) the Company's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (ii) the Company's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (iii) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year. The term "Subsidiary" means any corporation of which securities entitled to elect at least a majority of the corporation's directors shall at the time be owned, directly or indirectly, by the Company, or one or more Subsidiaries, or by the Company and one or more Subsidiaries. The term "Voting Stock" means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, provided that, for the purposes of such definition, capital stock which carries only the right to vote conditioned on the happening of an event shall not be considered voting stock whether or not such event shall have happened (Sections 1.02 and 5.04).

Modification of the Indenture

     The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Securities, to establish, among other things, the form and terms of any series of securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the securities at the time outstanding which are affected thereby, to modify the Indenture or any supplemental indenture or the rights of the holders of the securities of such series to be affected, provided that no such modification will (i) extend the fixed maturity of any such securities, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal of Original Issue Discount Securities payable on any date, change the currency in which any such securities are payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each security so affected, or (ii) reduce the aforesaid percentage of securities of any series the consent of the holders of which is required for any such modification without the consent of the holders of all securities of such series then outstanding, or (iii) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee (Sections 13.01 and 13.02).

Defaults

     The Indenture provides that events of default with respect to any series of Securities will be (i) default for 30 days in payment of interest upon any Security of such series; (ii) default in payment of principal (other than a sinking fund installment) or premium, if any, on any Security of such series;
(iii) default for 30 days in payment of any sinking fund installment when due by the terms of the Securities of such series; (iv) default, for 90 days after notice, in performance of any other covenant in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than such series); and (v) certain events of bankruptcy or insolvency (Section 6.01). If an event of default with respect to Securities of any series issued under the Indenture should occur and be continuing, either the Trustee or the holders of 25% in the principal amount of outstanding Securities of such series may declare each Security of that series due and payable (Section 6.02). The Company is required to file annually with the Trustee a statement of an officer as to the fulfillment by the Company of its obligations under the Indenture during the preceding year (Section 5.06).

     No event of default with respect to a single series of Securities issued under the Indenture (and any supplemental indenture) necessarily constitutes an event of default with respect to any other series of Securities (Section 6.02).

     Holders of a majority in principal amount of the outstanding Securities of any series will be entitled to control certain actions of the Trustee under the Indenture and to waive past defaults with respect to such series (Sections 6.02 and 6.06). Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will not be under any obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders of Securities, unless one or more of such holders of Securities shall have offered to the Trustee reasonable security or indemnity (Section 10.01).

     If an event of default occurs and is continuing with respect to a series of Securities, any sums held or received by the Trustee under the Indenture may be applied to reimburse the Trustee for its reasonable compensation and expenses incurred prior to any payments to holders of Securities of such series (Section 6.05).

     The right of any holder of any series of Securities to institute action for any remedy (except such holder's right to enforce payment of the principal of, premium, if any, and interest on such holder's Security when due) will be subject to certain conditions precedent, including a request to the Trustee by the holders of not less than 25% in principal amount of the Securities of that series outstanding to take action, and an offer satisfactory to the Trustee of security and indemnity against liabilities incurred by it in so doing (Section 6.07).

Defeasance

     The Indenture provides that, if specified with respect to the Securities of a particular series, the Company (a) will be deemed to have paid and discharged the entire indebtedness on all outstanding Securities of such series ("defeasance and discharge") or (b) will cease to be under any obligation (other than to pay when due the principal of, premium, if any, and interest on such Securities) with respect to the Securities of such series ("covenant defeasance"), at any time prior to Maturity, when the Company has deposited with the Trustee, in trust for the benefit of the holders (i) funds sufficient to pay all sums due for principal of, premium, if any, and interest on the Securities of such series as they shall become due from time to time, or (ii) such amount of direct obligations of, or obligations the payment of which are unconditionally guaranteed by the full faith and credit of, the United States of America, as will or will together with the income thereon without consideration of any reinvestment thereof be sufficient to pay all sums due for principal of, premium, if any, and interest on the Securities of such series as they shall become due from time to time. In addition to the foregoing, covenant defeasance, but not defeasance and discharge, is conditioned upon the Company's delivery to the Trustee of an opinion of counsel to the effect that the holders of the Securities of such series will have no Federal income tax consequences as a result of such deposit. Upon defeasance and discharge, the Indenture will cease to be of further effect with respect to the Securities of such series and the holders of such Securities shall look only to the deposited funds or obligations for payment. Upon covenant defeasance, however, the Company will not be relieved of its obligation to pay when due principal of, premium, if any, and interest on the Securities of such series if not otherwise paid from such deposited funds or obligations. Notwithstanding the foregoing, certain obligations and rights under the Indenture with respect to compensation, reimbursement and indemnification of the Trustee, optional redemption, mandatory and optional sinking fund payments, if any, registration of transfer and exchange of the Securities of such series, replacement of mutilated, destroyed, lost or stolen Securities and certain other administrative provisions will survive defeasance and discharge and covenant defeasance (Sections 11.03 and 11.04).

     Under current Federal income tax law, there is a substantial risk that the defeasance and discharge contemplated in the preceding paragraph could be treated as a taxable exchange of the Securities for an interest in the trust. As a consequence, each holder of the Securities would recognize gain or loss equal to the difference between the value of the holder's interest in the trust and holder's tax basis for the securities deemed exchanged. Thereafter, each holder would be required to include in income his share of any income, gain and loss recognized by the trust. Although a holder could be subject to Federal income tax on the deemed exchange of the defeased Securities for an interest in the trust, such holder would not receive any cash until the maturity of such Securities. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the Federal income tax law.

     Except to the extent described above, the Indenture does not contain any covenants or provisions that would afford protection to holders of the Securities in the event of a highly leveraged transaction.

Concerning the Trustee

     The Bank of New York is the Trustee under the Indenture. The Company has had and may from time to time in the future have, banking relationships with the Trustee in the ordinary course of business.


                                 PLAN OF DISTRIBUTION

     The Company may offer the Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly; (iii) through agents; or (iv) through a combination of any such methods of sale. The Prospectus Supplement with respect to an offering of Offered Securities will set forth the terms of such offering, including the name or names of any underwriters, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed.

     If underwriters are used in an offering of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Offered Securities also may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and the terms of any such agency (including any commissions payable by the Company to such agent) will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of Offered Securities, the Company may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the Offered Securities among potential purchasers who are eligible to participate in the auction or offering of such Offered Securities, if so described in the applicable Prospectus Supplement.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     The anticipated date of delivery of Offered Securities will be as set forth in the Prospectus Supplement relating to the offering of such Securities.

     This Prospectus together with an applicable Prospectus Supplement may also be used by Smith Barney, an indirect subsidiary of the Company, in connection with offers and sales of the Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale.
Smith Barney may act as principal or agent in such transactions. Smith Barney has no obligation to make a market in any of the Securities and may discontinue any market-making activities at any time without notice, at its sole discretion. The Securities issued hereunder will be new issues of securities with no established trading market, and no assurance can be made as to the existence or liquidity of a trading market for such Securities.

     Smith Barney, a member of the National Association of Securities Dealers, Inc. (the "NASD") and an affiliate of the Company, may participate in distributions of the Offered Securities. Accordingly, the offerings of Offered Securities will conform with the requirements set forth in any applicable sections of Schedule E to the By-Laws of the NASD.

     Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company and affiliates of the Company.

                                    ERISA MATTERS

     By virtue of the Company's affiliation with certain of its subsidiaries, including Smith Barney, that are involved in investment advisory and asset management activities, the Company and any direct or indirect subsidiary of the Company may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986 (the "Code"), with respect to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if the Securities are acquired by an employee benefit plan with respect to which the Company or any direct or indirect subsidiary of the Company is a party in interest, unless such securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the Securities should consult with its legal counsel.

                                    LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Charles O. Prince, III, Esq., General Counsel of the Company, Travelers Group Inc., 388 Greenwich Street, New York, New York 10013, or by counsel to be identified in the Prospectus Supplement. Mr. Prince, Senior Vice President, General Counsel and Secretary of the Company, beneficially owns, or has rights to acquire under the Company's employee benefit plans, an aggregate of less than 1% of the Company's Common Stock.

     The validity of the Offered Securities will be passed upon for the underwriters or agents by counsel to be identified in the Prospectus Supplement.

                                       EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated or included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been incorporated by reference herein, in reliance upon the reports (also incorporated by reference herein) of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements and schedules refer to changes in the Company's method of accounting for certain investments in debt and equity securities in 1994, methods of accounting for postretirement benefits other than pensions and accounting for postemployment benefits in 1993, and method of accounting for income taxes in 1992. The preacquisition consolidated financial statements of The Travelers Corporation as of December 31, 1993 and 1992, and for each of the years in the two-year period ended December 31, 1993, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been incorporated by reference herein, in reliance upon the report which includes an explanatory paragraph referring to changes in the method of accounting and reporting for reinsurance in 1993 and the method of accounting for postretirement benefits other than pensions, accounting for income taxes and accounting for foreclosed assets in 1992 (also incorporated by reference herein) of Coopers & Lybrand L.L.P., independent accountants, and upon the authority of said firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                       PAGE
                                                  ---------
                   PROSPECTUS SUPPLEMENT
Capitalization..................................        S-2
Ratio of Earnings to Fixed Charges..............        S-3
Use of Proceeds.................................        S-3
Description of Notes............................        S-3
Underwriting....................................        S-7
Legal Opinions..................................        S-8

                        PROSPECTUS
Available Information...........................          2
Incorporation of Certain Documents
  by Reference..................................          3
The Company.....................................          3
Ratio of Earnings to Fixed Charges..............          5
Use of Proceeds.................................          5
Description of Securities.......................          5
Plan of Distribution............................         12
ERISA Matters...................................         14
Legal Matters...................................         14
Experts.........................................         14

                                  $250,000,000

                              TRAVELERS GROUP INC.

                       6 7/8% NOTES DUE FEBRUARY 15, 2098

                                 -------------

                             PROSPECTUS SUPPLEMENT
                               FEBRUARY 17, 1998
                             (INCLUDING PROSPECTUS
                            DATED NOVEMBER 9, 1995)
                                 -------------

                              SALOMON SMITH BARNEY
                          ABN AMRO CHICAGO CORPORATION
                         BANCAMERICA ROBERTSON STEPHENS
                             CHASE SECURITIES INC.

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